UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 10, 2009

LIBERATOR, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-53514	26-3213475
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2745 Bankers Industrial Drive
Doraville, Georgia 30360
(Address of Principal Executive Offices) (Zip Code)

(770) 246-6400
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation; Change In Fiscal Year

On April 3, 2009, we entered into a Stock Purchase and Recapitalization Agreement  (the “Merger Agreement”) with One Up Innovations, Inc., a privately held Georgia corporation (“OneUp”), and One Up  Acquisition, Inc. (“Subsidiary”), our newly formed wholly-owned Georgia subsidiary.  On June 26, 2009, the Company consummated the transactions contemplated by the Merger Agreement, as amended.  Pursuant to the Merger Agreement, the Subsidiary and OneUp merged and all of the issued and outstanding common stock of OneUp was exchanged for an aggregate of 45,000,000 shares of the Company’s common stock (90% of the total issued and outstanding shares of common stock of the Company).  In addition, all of the issued and outstanding shares of preferred stock of OneUp was exchanged for 4,300,000 shares of preferred stock of the Company.  OneUp is the surviving corporation and is wholly owned by the Company; all business operations of the Company are now the business operations of OneUp. Effective with the consummation of the merger, we changed our name to Liberator, Inc.  Prior to the Merger, the Company’s fiscal year end was December 31, and the fiscal year end of OneUp was June 30.

Accordingly, and following the interpretive guidelines of the Commission, the Company has elected to formally change its fiscal year end to the fiscal year end of One Up.  On August 10, 2009, the Board of Directors of the Company acted by unanimous written consent to change the Company’s fiscal year end from December 31 to June 30. As a result of the interpretive guidelines of the Commission referenced above, no transition report is required in connection with such change in fiscal year end. Accordingly, the Company intends to file an annual report on Form 10-K for the year ended June 30, 2009 and subsequently file a quarterly report on Form 10-Q for the period ending September 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned officer, hereunto duly authorized.

LIBERATOR, INC.

Date: August 14, 2009	By:	/s/ Ronald P. Scott
Ronald P. Scott Chief Financial Officer